Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is made and entered into on the 8th day of May 2008 (“Effective Date”) by and between Parker-Hannifin Corporation, a corporation in the State of Ohio, having an address at Racor Division, 3400 Finch Road, Modesto, California 95354 (“Parker-Hannifin”), Parker Intangibles Inc., a corporation of the State of Delaware having a place of business at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899 (“Parker Intangibles”) (Parker-Hannifin and Parker Intangibles jointly and severally referred to as “Parker”); and Wix Filtration Corporation, a corporation of the State of Delaware having an address at 1 Wix Way, Gastonia, North Carolina 28052 (“Wix”).

WITNESSETH THAT

WHEREAS Parker has sued Wix in the United States District Court for the Eastern District of California (Case No. 1:06-CV-00098) (the “Lawsuit”) alleging infringement of U.S. Patent Nos. 6,554,139, 6,983,851, 6,986,426 and 7,086,537 by certain oil filters designated as Wix 57314, NAPA Gold 7314 or Carquest 87314 (“Oil Filters”); and U.S. Patent Nos. 6,797,168, 7,070,692 and 7,163,623 by certain fuel filters labeled as Wix 33599, Wix 33899, NAPA Gold 3599, NAPA Gold 3899, Carquest 86599 and Carquest 86899 (“Fuel Filters”)(the aforementioned patents collectively referred to as “Patents in Suit”);

WHEREAS Wix has denied infringing the Patents in Suit;

WHEREAS the parties now wish to settle the Lawsuit and define their respective rights concerning the Patents in Suit and certain related patents (the Patents in Suit and related patents are collectively referred to herein as “Patents” and the term “Patents” is controllingly defined for purposes of this Agreement in Exhibit A hereto);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wix and Parker agree as follows:

1.	(a) Parker shall dismiss, with prejudice, all of its claims in the Lawsuit;

(b) Wix shall dismiss all of its claims and counter-claims in the Lawsuit with prejudice; provided, however, that in the event that Parker or its successors claim hereafter that a Wix product infringes one of the Patents, nothing in this Agreement nor the dismissal of the Lawsuit shall preclude Wix from challenging the validity, enforceability, or non-infringement of any Patent in defense to the claim of infringement made by Parker;

(c) Upon execution of this Agreement, the parties promptly will direct their counsel to file the stipulation of dismissal attached hereto as Exhibit D.

2.

Wix shall pay Parker the sum of three million five hundred thousand dollars (US $3,500,000.00) by wire transfer to Parker. Such sum shall be paid as follows: i) one–third (US$1,166,667.00) within five (5) business days after execution of this Agreement and after having received complete banking and wire transfer information from Parker; ii) one-third (US$1,166,667.00) within fifteen (15) days after the close of the calendar quarter ending June 30, 2008; and iii) one-third (US$1,166,666.00) within fifteen (15) days after the close of the calendar quarter ending September 30, 2008. This payment shall be in complete satisfaction of all claims by Parker, its successors and assigns against Wix, its successors, assigns and customers and distributors for past alleged infringement of the Patents by the Oil Filters and the Fuel Filters.

3.	Wix agrees not to resume the manufacture, nor make, have made and/or sell under any part number or name: (i) Oil Filters formerly designated Wix 57314, NAPA 7314 or Carquest 87314 and having projections as shown in Exhibit B; (ii) Fuel Filters formerly designated Wix 33599 or 33899, NAPA 3599 or 3899, or Carquest 86599 or 86899 and having keys (also designated as protrusions or teeth), as shown in Exhibit B; or (iii) any replacement oil or fuel filter elements being merely colorable imitations of the foregoing. Nothing in this section shall preclude Wix from buying and reselling filters Wix purchased or hereafter purchases from Parker.

4.	Wix will transfer to Racor or destroy, at Racor’s direction, any tooling in its possession or control as of the Effective Date related to i) center tubes for Oil Filters having the aforementioned projections shown in Exhibit B; and ii) end caps for the Fuel Filters where the end cap has the aforementioned keys shown in Exhibit B.

5.	Wix does not admit any liability or wrongdoing in this action.

6.	Parker releases Wix, its officers, directors, agents and employees, predecessor, parent and related companies and direct and indirect customers and distributors, from any and all liability prior to the Effective Date of this Agreement pertaining to or relating to the Patents or to infringement of any of the Patents based upon Oil Filters and Fuel Filters made, used or sold by Wix, and agrees that the foregoing parties shall be third party beneficiaries of this Agreement.

7.	Parker covenants not to assert the Patents against Wix, its officers, directors, agents and employees, predecessor, parent and related companies and direct and indirect customers and distributors, for infringement by the oil filters designated Wix 57312 or 57313, NAPA 7312 or 7313, Carquest 84312 or 84313, or similar designations, as shown in Exhibit C; and fuel filters designated Wix 33899, NAPA 3899 or Carquest 86899, as shown on Exhibit C, or any replacement oil or fuel filter elements being merely colorable imitations of the foregoing.

8.	The parties mutually agree not to unlawfully i) disparage, ii) denigrate, iii) criticize, or iv) publicly to cast negative light upon the design or operation of the other party’s product offerings for the particular applications involved in this case. Nothing in this paragraph shall preclude the parties from competing for sales against each other or from responding truthfully to bona fide questions from customers or potential customers regarding differences between their products.

9.

The parties agree that this Agreement will be a final determination of this matter and that no appeals or motions for reconsideration will be pursued. Wix represents it has not and agrees that it will not institute any reexamination proceedings against the Patents. Wix further agrees that it will not contest the validity or enforceability of the Patents unless Parker hereafter claims that a Wix product infringes one or more of the Patents, in which case Wix may challenge the validity or enforceability of the Patents it is accused of infringing and may take all steps it deems appropriate to defend against the claim. Nor will Wix aid or assist any other party in any manner to contest the validity or enforceability of the Patents, except in response to subpoena or other court order.

10.	(a) Except as provided in Section (b), the parties agree to maintain the terms of this Agreement strictly confidential, except as reasonably required to enforce or verify compliance with this Agreement or as required by any judicial proceeding. The parties may state that a resolution of the controversy has been reached, and that the Parker-Wix lawsuit has been dismissed.

(b) Notwithstanding anything in Paragraph 10(a), the parties may disclose this Agreement to counsel and auditors and others to the extent necessary to comply with applicable securities laws and accounting principles or otherwise as required by law.

11.	The parties will not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other parties, except to a successor in ownership of substantially all the assets used in the business of a party to which this Agreement relates, provided such successor in ownership expressly assumes in writing the performance of the terms and conditions of this Agreement.

12.	This Agreement will terminate upon the expiration of the last to expire of the Patents.

13.	In the event of any material breach of this Agreement by Wix by Wix i) failing to pay the amounts due under Paragraph 2 above at the indicated time; ii)

manufacturing or selling a product in violation of the restrictions under Paragraph 3 above; or iii) failing to transfer or destroy the tooling under Paragraph 4 above, Wix shall have thirty (30) days to correct such breach upon receipt of written notice by Parker. Should Wix fail to correct such breach, the release granted under Paragraph 6 above will be null and void ab initio; however, all other provisions of this Agreement shall remain in effect. Nothing in this paragraph shall limit or restrict any rights or remedies otherwise available to Parker for breach of this Agreement by Wix

14.	This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous negotiations, commitments, and writings.

15.	This Agreement shall not be modified or altered in any manner except by an instrument in writing executed by all of the parties hereto.

16.	If any provision of this Agreement is found to be prohibited by law and invalid, or for any reason such provision is held unenforceable, in whole or in part, that provision shall be considered severable and its invalidity or unenforceability shall not affect the remainder of this Agreement, which shall continue in full force and effect.

17.	Any notice, report or written statement to a party permitted or required under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, overnight courier or hand delivery at the respective addresses set forth below, or to such other addresses as the respective parties may from time to time designate:

For Parker:

Parker-Hannifin Corporation
Racor Division
3400 Finch Road
Modesto, CA 95353
Attn: General Manager

With copies to:

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124
Attn: Filtration Group President
Attn: General Counsel

For Wix:

Wix Filtration Corporation
1 Wix Way
Gastonia, North Carolina 28052
Attn: General Manager

With a copy to:

Affinia Group. Inc.
1101 Technology Drive
Ann Arbor, Michigan 48108
Attn: General Counsel

18.	This Agreement shall be governed by the laws of the State of New York, without regard to the choice of law principles that might otherwise be applicable to it.

19.	This Agreement has been prepared with the participation of all parties, and shall not be strictly construed against any party.

20.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

21.	Each of the parties acknowledges that the party has had the opportunity to consult with counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

Parker-Hannifin Corporation Filtration Group		Wix Filtration Corporation

By:	/s/ Peter Popoff	By:	/s/ Thomas H. Madden
Name:	Peter Popoff	Name:	Thomas H. Madden
Title:	PFG President	Title:	Vice President